Exhibit 99.2

MEDICUS PHARMA LTD. ANNOUNCES CLOSING OF $4.2 MILLION REGULATION A OFFERING

Philadelphia, PA - March 10, 2025 - Medicus Pharma Ltd. (NASDAQ: MDCX) (the "Company") today announced the closing of its previously announced Tier II Regulation A offering of 1,490,000 units, on a "best-efforts" basis, at a price of $2.80 per unit. Each unit consisted of one common share of the Company and one warrant to purchase one common share. The warrants have an exercise price of $2.80 per share and will expire 5 years from the date of issuance.

The common shares are listed on The Nasdaq Capital Market under the symbol "MDCX". The warrants will not trade on any securities exchange.

Maxim Group LLC acted as the Lead Placement Agent for the offering and Brookline Capital Markets, a division of Arcadia Securities, LLC, acted as co-Placement Agent.

The Company intends to use any net proceeds from the offering to fund its Phase 2 proof of concept clinical trial for treatment of basal cell carcinoma using its doxorubicin tip loaded dissolvable microarray needle skinpatch. The Company may also use the net proceeds of the offering to expand its exploratory phase 2 clinical trial to a pivotal trial and/or to expand its trials to cover other non-melanoma skin diseases. The company will use any remaining net proceeds for general corporate purposes and working capital.

An Offering Statement on Form 1-A, as amended (the "Offering Statement"), relating to these securities has been filed with the U.S. Securities and Exchange Commission (the "SEC") and has been qualified. A copy of the Offering Statement, including the final offering circular that forms a part of the Offering Statement, is available on the Company's EDGAR profile at www.sec.gov/edgar.

The securities offered are not registered under the United States Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

For further information contact:

Carolyn Bonner, President

(610) 636-0184

cbonner@medicuspharma.com

About Medicus Pharma Ltd:

Medicus Pharma Ltd. (Nasdaq: MDCX) is a biotech/life sciences company focused on accelerating the clinical development programs of novel and disruptive therapeutics assets.

SkinJect Inc. a wholly owned subsidiary of Medicus Pharma Ltd, is a development stage, life sciences company focused on commercializing novel, non-invasive treatment for basal cell skin cancer using patented dissolvable microneedle patch to deliver chemotherapeutic agent to eradicate tumors cells. The Company has completed a phase 1 safety & tolerability study (SKNJCT-001) in March of 2021, which met its primary objective of safety and tolerability; the study also describes the efficacy of the investigational product D-MNA, with six (6) participants experiencing complete response on histological examination of the resected lesion. The Company submitted a Phase 2 IND clinical protocol to the FDA in January 2024 for a randomized, controlled, double-blind, multicenter clinical study (SKNJCT-003) that is expected to randomize up to 60 patients. The study is designed to evaluate the efficacy of two dose of two dose levels (100 and 200 ug) of D-MNA compared to placebo (P-MNA) in subjects with nodular BCC. Patient recruitment is currently underway in nine sites across the United States.

Cautionary Notice on Forward-Looking Statements

Certain information in this news release constitutes "forward-looking information" under applicable securities laws. "Forward-looking information" is defined as disclosure regarding possible events, conditions or financial performance that is based on assumptions about future economic conditions and courses of action and includes, without limitation, statements the Company's expected use of the net proceeds of the offering. Forward-looking statements are often but not always, identified by the use of such terms as "may", "on track", "aim", "might", "will", "will likely result", "would", "should", "estimate", "plan", "project", "forecast", "intend", "expect", "anticipate", "believe", "seek", "continue", "target" or the negative and/or inverse of such terms or other similar expressions.

These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from those expressed or implied by such statements, including those risk factors described in the Company's public filings on SEDAR+ and on EDGAR, which may impact, among other things, the trading price and liquidity of the Company's common shares. Forward-looking statements contained in this news release are expressly qualified by this cautionary statement and reflect our expectations as of the date hereof, and thus are subject to change thereafter. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Readers are cautioned that the foregoing list is not exhaustive and readers are encouraged to review the Company's long form prospectus accessible on the Company's profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov. Readers are further cautioned not to place undue reliance on forward-looking statements as there can be no assurance that the plans, intentions or expectations upon which they are placed will occur. Such information, although considered reasonable by management at the time of preparation, may prove to be incorrect and actual results may differ materially from those anticipated.